SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
               Exchange Act of 1934 or Suspension of Duty to File
                          Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.


                                                     Commission File No. 1-12305


                         FIRSTFED AMERICA BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                ONE FIRSTFED PARK
                          Swansea, Massachusetts 02777
                                 (508) 679-8181
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.01

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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)         [x]       Rule 12h-3(b)(1)(ii)           [x]
       Rule 12g-4(a)(1)(ii)        [ ]       Rule 12h-3(b)(2)(i)            [ ]
       Rule 12g-4(a)(2)(i)         [ ]       Rule 12h-3(b)(2)(ii)           [ ]
       Rule 12g-4(a)(2)(ii)        [ ]       Rule 15d-6                     [x]
       Rule 12h-3(b)(1)(i)         [ ]

Approximate number of holders of record as of the certificate or notice date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, Webster Financial Corporation, as successor to FIRSTFED AMERICA Bancorp, Inc. pursuant to the merger of FIRSTFED AMERICA Bancorp, Inc. with and into Webster Financial Corporation, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 14, 2004

                                   By: /s/   Harriet Munrett Wolfe

                                     Name:   Harriet Munrett Wolfe
                                     Title:  Executive Vice President, General
                                             Counsel and Secretary of Webster
                                             Financial Corporation